Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-116629, 333-109893 and 333-159247 on Form S-8 of our report dated March 12, 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern as discussed in Note 1), appearing in this Annual Report on Form 10-K of Pro-Pharmaceuticals, Inc. for the year ended December 31, 2010.

/s/ Caturano and Company, Inc.

Boston, Massachusetts

March 15, 2011